As filed with the Securities and Exchange Commission as of  May 14, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALDILA, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3645590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14145 Danielson Street, Suite B

Poway, California 92064

(Address of Principal Executive Offices)

2009 ALDILA, INC. EQUITY INCENTIVE PLAN

and

2009 ALDILA, INC. OUTSIDE DIRECTOR EQUITY PLAN

(Full title of plan)

Scott M. Bier

Chief Financial Officer

14145 Danielson Street, Suite B

Poway, California 92064

(Name and address of agent for service)

(858) 513-1803

(Telephone number, including area code, of agent for service)

Copy to:

Andrew D. Brooks

Seltzer Caplan McMahon Vitek

750 B Street, Suite 2100

San Diego, California 92101

(619) 685-3003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01	1,072,853 shares	(3)	$3.745	$4,017,834	$224.20
Common Stock, par value $0.01	100,000 shares	(4)	$3.745	$374,500	$20.90

(1)          Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued pursuant to the 2009 Aldila , Inc. Equity Incentive Plan and the 2009 Aldila, Inc. Outside Director Equity Plan to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(2)          As determined in accordance with Rule 457(h), the amount of the Registration Fee is based on $3.745, as the average of the high and low sales prices reported on the NASDAQ National Market on May 8, 2009.

(3)          2009 Aldila, Inc. Equity Incentive Plan authorizes issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares for up to 860,000 shares, plus up to 212,853 additional shares for awards currently outstanding under the 1994 Stock Incentive Plan which expire or terminate without exercise.

(4)          2009 Aldila, Inc. Outside Director Equity Plan authorizes issuance of stock options, restricted stock, and restricted stock units for up to 100,000 shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Aldila to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Aldila can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Aldila files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement.  Aldila incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this Registration Statement are sold or de-registered by post-effective amendment, except that Aldila is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•                  Aldila’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•                  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the item (a) above (other than portions of those documents furnished or otherwise not deemed to be filed);

•                  The description of Aldila’s common stock, par value $0.01 per share, contained in Aldila’s Registration Statement on Form 8-A filed June 4, 1993 (File No. 000-21872).

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Aldila’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on June 11, 1993, provides that directors shall not be personally liable to Aldila or Aldila’s shareholders for monetary damages for breach of fiduciary duty as a director, provided that this does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to Aldila or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL (generally relating to the unlawful payment of dividends), (iv) for any transaction from which the director derived an improper personal benefit, or (v) any further elimination or limitation of personal liability of directors as permitted by a subsequent amendment to the GCL.  This provision does not eliminate a director’s fiduciary duty, and in appropriate cases the directors remain subject to equitable remedies, including injunctive relief or other non-monetary remedies, and for violations of other laws, such as the federal securities laws.

Aldila’s bylaws provide that Aldila shall indemnify any person who was or is a party or threatened to be made a party to any action or other proceeding if that person is or was serving at Aldila’s request as an officer or director, employee or other agent of Aldila or if that person was serving as a director, officer, employee or other agent of another entity at Aldila’s request.  This indemnification includes all losses and expenses, including attorney’s fees, if that person acted in good faith and in a manner he reasonably believed to be in or not opposed to Aldila’s best interests, or in a criminal action, if that person had no reasonable cause to believe his conduct was unlawful.  If such action or proceeding is brought by or in the right of Aldila, Aldila’s obligation to indemnify such person is limited by any prohibitions of Delaware law expressly prohibiting such indemnification, to the extent the court in which such action or proceeding was brought determines is equitable.  If such person was wholly successful on the merits or otherwise in any such action or proceeding, Aldila shall indemnify such person from any losses (including attorneys’ fees).  If such person is partially successful on the merits or otherwise as to some of the claims in such action or proceeding, Aldila shall indemnify such person from any losses (including attorneys’ fees) in connection with those claims as to which such person was successful.  All determinations of indemnification (unless ordered by a court) shall be made by Aldila in a specific case upon a determination that indemnification is proper in that case.

Aldila has also entered into indemnification agreements with its directors and certain of its officers, which provide that Aldila shall indemnify those directors and officers from any losses, including attorneys’ fees, to the maximum extent not prohibited by law, and by Aldila’s Certificate of Incorporation or by Aldila’s Bylaws.

Aldila also maintains liability insurance for its officers and directors.

Item 7.  Exemption from Registration Claims.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit
4.1	Restated Certificate of Incorporation—filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 33-70010) and incorporated herein by this reference
4.2	Certificate of Amendment to the Restated Certificate of Incorporation, dated May 28, 2002 (3:1 reverse stock split).
4.3	Restated By-Laws of the Company—filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 33-61560) and incorporated herein by this reference
4.4	2009 Aldila, Inc. Equity Incentive Plan—filed as Exhibit 99.3 to Form 8-K filed with the SEC on March 12, 2009 (File No. 000-21872) and incorporated herein by this reference.
4.5	2009 Aldila, Inc. Outside Director Equity Plan—filed as Exhibit 99.5 to Form 8-K filed with the SEC on March 12, 2009 (File No. 000-21872) and incorporated herein by this reference.
5.1	Opinion of Counsel - Seltzer Caplan McMahon Vitek.
23.1	Consent of Independent Registered Public Accounting Firm – Mayer, Hoffman, McCann P.C.
23.2	Consent of Seltzer, Caplan, McMahon, Vitek, A Law Corporation – included in Exhibit 5 above.
24.1	Power of Attorney for Aldila relating to subsequent amendments (included on signature page hereto).

Item 9. Undertakings.

A.                                   The undersigned Registrant, Aldila, Inc., hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of (i) the 2009 Aldila, Inc. Equity Incentive Plan or (ii) the 2009 Aldila, Inc. Outside Director Equity Plan.

B.                                     The undersigned Registrant, Aldila, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on this 14th day of May, 2009.

Aldila, Inc.

By:	/s/ Peter R. Mathewson
Peter R. Mathewson
Chairman, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Aldila, Inc., a Delaware corporation, do hereby constitute and appoint Peter R. Mathewson, Robert J. Cierzan and Scott M. Bier, and any of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter R. Mathewson Peter R. Mathewson	Chairman, President and Director	May 14, 2009

/s/ Robert J. Cierzan Robert J. Cierzan	Sr. Vice President – Composite Materials and Secretary	May 14, 2009

/s/ Scott M. Bier Scott M. Bier	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2009

/s/ Thomas A. Brand Thomas A. Brand	Director	May 14, 2009

/s/ Andrew M. Leitch Andrew M. Leitch	Director	May 14, 2009

/s/ Bryant R. Riley Bryant R. Riley	Director	May 14, 2009

/s/ Michael J. Sheldon Michael J. Sheldon	Director	May 14, 2009